Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated November 14, 2012

Supplementing the Preliminary Prospectus Supplement dated November 13, 2012

Relating to Registration Statement No. 333-181277

Common Stock

This free writing prospectus relates only to the securities described in, and should be read together with, the preliminary prospectus supplement dated November 13, 2012 (the “Preliminary Prospectus Supplement”). The following information supplements and updates the information contained in the Preliminary Prospectus Supplement:

Issuer:	MAKO Surgical Corp. (the “Company”)
Symbol / Exchange for common stock:	MAKO / NASDAQ Global Select Market (“NASDAQ”)
Security:	Common stock, par value $ 0.001 per share
Size:	3,042,000 shares of common stock
Over-allotment option:	456,300 additional shares of common stock
Public offering price:	$13.15 per share
NASDAQ closing price on November 13, 2012:	$13.21
Underwriting discounts and commissions:	$0.789 per share
Net proceeds (excluding the over-allotment):	$37.1 million (after deducting the underwriter’s discounts and commissions and estimated offering expenses payable by the Company)
Dilution per share to new investors in this offering:	$10.44 per share
Trade date:	November 14, 2012
Settlement date:	November 19, 2012
Underwriter:	Piper Jaffray & Co.
Financial Advisor:	Moelis & Company acted as a financial advisor to the Company with respect to certain matters in connection with the offering. Its fees will be paid by the underwriter.
Pipeline Biomedical Holdings, Inc.:	On November 13, 2012, we issued 490,471 shares of common stock to Pipeline Biomedical Holdings, Inc. and we registered those shares for resale on a shelf registration statement on November 14, 2012.

The Company has filed a registration statement (including a base prospectus and a preliminary prospectus supplement thereto) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the base prospectus and the preliminary prospectus supplement in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a base prospectus and accompanying preliminary prospectus supplement may be obtained from Piper Jaffray & Co. at 800 Nicollet Mall, Minneapolis, MN 55402, Attention: Equity Capital Markets, or by telephone at (800) 747-3924.